Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the common stock, par value $0.001 per share, of Adams Golf, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.

Date: May 30, 2012

SJ Strategic Investments LLC

By:	/s/ John M. Gregory
John M. Gregory
Its: Managing Member

/s/ John M. Gregory
John M. Gregory

/s/ Joseph R. Gregory
Joseph R. Gregory

The Master’s Table, Inc.

By:	/s/ Joseph R. Gregory
Joseph R. Gregory
Its: President